Exhibit 10.01

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, is dated and is effective as of April 15th, 2010, (the “Agreement”), by and between ENERGY TELECOM, INC. (formerly known as The Energy Corp.), a Florida corporation (the “Company”), and THOMAS RICKARDS, (the “Executive”).

BACKGROUND

WHEREAS, the Company is engaged in the business of, among other things, developing and manufacturing communications technologies; and

WHEREAS, Executive is the founder of the Company, has developed and patented all of its technologies and is intimately familiar with the Company and its needs; and

WHEREAS, the Company believes that the Executive possesses the skills and abilities necessary for the Company to meet its current and future objectives; and

WHEREAS, the Executive desires to provide such services to the Company in such capacities, on and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows.

AGREEMENT

1. Employment.

1.1 Employment.  Subject to all of the terms and conditions hereof, the Company does hereby employ the Executive and the Executive does hereby accept the employment.

1.2 Term.  This Agreement shall be in effect for twenty (20) years (the “Initial Term”) beginning on April 15, 2010 (the “Effective Date”), and shall automatically renew for additional five (5) year terms unless terminated by either party as set forth below.

1.3 Duties.

1.3.1           Capacity.  So long as he is employed by Company, Executive shall be employed as the President and CEO, of the Company and will be an Executive of the Company at all times during the term of this Agreement.  Company and Executive acknowledge and agree that Executive’s position is the President and Chief Executive Officer and shall be entitled to the rights and benefits that an afforded to the responsibilities of President and Chief Executive Officer.  Executive will report directly to the Company’s Board of Directors.  Executive will also serve as a member of the Board of Directors.  The duties and corresponding authority would include, but are not limited to, overseeing the overall direction of Company growth through financing, business development, strategic positioning, distribution partners, branding, day to day operations, with a focused direction to increase the Company’s revenue and shareholder value.  Day to day operational duties include, but shall not be limited to, having the final approval in the negotiations of all major contracts, hiring of management and other Executives, the creative and business direction of the Company, and, working directly with the Company’s legal counsel, auditors, and other senior management and consultants.  In the exercise of his duties, Executive will comply with all policies and procedures of the Company as it relates to hiring and discharging other executives that directly or indirectly report to Executive.  He will also provide input regarding compensation including raises and bonuses for senior management executives to the Board of Directors or its compensation committee as directed and required by compensation policies established by the Board of Directors.

1.3.2           Schedule.  So long as he is employed by Company, Executive shall devote the majority of Executive’s working time and attention, as necessary, to faithfully and fully carryout his duties described herein; provided, however, Executive may (i) serve as a Director of other business organizations with the prior written approval of Company, (ii) devote time to and invest in non-competing side activities, provided that such activities do not individually or in the aggregate interfere with his duties so as to adversely affect Company’s business.  Executive shall at all times perform his duties and obligations faithfully, diligently and to the best of Executive’s ability.

1.3.3           Key Man Insurance.  Company may for its benefit and at its own expense insure Executive’s life.  Executive agrees to submit to such physical examination and supply such information as may be reasonably required in connection therewith.

2. Compensation.

2.1 Base Compensation.  Base Salary.  Subject to increases pursuant to the cost of living adjustment described below, Company shall pay to Executive an annual base salary as shown on attached Schedule `A,’ or such greater amount as may be determined upon a review of Executive’s performance to be undertaken pursuant to Company policy regarding performance reviews by the Board of Directors at least once annually.  Executive’s Base Salary shall be payable in accordance with Company’s standard payroll procedures.  Executive’s Base Salary will be no less than equal to or greater than any other senior executive.

2.2 Stock Options.  Additionally, the Company shall grant to the Executive options to purchase shares of the Company’s common stock as follows:

2.2.1  First Option.  An option (the “First Option”) to purchase two million (2,000,000) shares at an exercise price of three cents ($.03) per share, which First Option shall be fully vested and immediately exercisable by the Executive, and thereafter shall be exercisable at any time prior to 5pm on January 5, 2012.

2.2.2  Second Option.  An option (the “Second Option”) to purchase two million (2,000,000) shares at an exercise price of eighteen cents ($.18) per share, which Second Option shall be fully vested and exercisable by the Executive, one year from the effective date of this Agreement (the “Second Option Vesting Date”) and thereafter shall be exercisable at any time prior to 5pm on the date that is two (2) years following the Second Option Vesting Date.

2.2.3  An option (the “Third Option”) to purchase two million (2,000,000) shares at an exercise price of forty cents ($.40) per share, which Third Option shall be fully vested and exercisable by the Executive, two years from the effective date of this Agreement (the “Third Option Vesting Date”) and thereafter shall be exercisable at any time prior to 5pm on the date that is three (3) years following the Second Option Vesting Date.

2.2.4  The shares of stock purchased by Executive in accordance with the exercise of the Options set forth above shall be subject to all restrictions on sale pursuant to Rule 144 or any similar law or regulation then in effect.  The number of shares and exercise price of each Option shall be adjusted to reflect the effect of any stock split, stock dividend, stock combination or similar transaction undertaken by the Company prior to the Executive’s exercise of any of the Options.  The Company’s board of directors, may, in its discretion, extend the exercise period for each or any Option and may reduce the exercise price of any unexpired Option.  The Company may take reasonable measures to provide for cashless exercise of the Options, provided, however, that the failure of cashless exercise to be available for any or all of the Options shall not be an event of default by the Company under this Agreement.

2.3 Expenses.  The Company shall reimburse the Executive for all expenses incurred in connection with the fulfillment of his duties hereunder upon presentation of receipts therefor.

2.4 Certain Benefits.

2.4.1  Executive shall be entitled to participate in all Executive benefit programs established by the Company from time to time for Executives or executives of Company to the extent that executives or senior management Executives of Company generally are eligible to participate in such programs.  Executive shall be Further entitled to an annual paid vacation of four (4) weeks and other benefits in accordance with Company’s policies as from time to time established by the Company or the Company’s Board of Directors (the “Board”) for Executives and/or senior executive officers and the following: (i) full medical, dental and vision insurance plans for Executive and his immediate family; (ii) a per month automobile leasing, operating, insurance and maintenance expense allowance of $700 per month or the cash equivalent in the form of an expense reimbursement; and  (iii) cell phone and other communication device acquisition and operating expenses.

2.4.2  It is understood that payment of all the above benefits are contingent on the Company’s ability to afford such benefits.  At such time as the Company can afford such benefits, Executive will not be eligible for any retroactive compensation for benefits.

2.5 Severance Compensation for Termination Without Cause.  In the event that Executive’s employment is terminated by Company for any reason including but not limited to an involuntary change of position (other than as a result of the termination of this Agreement pursuant to Sections 3.1. or 3.2) or terminated by Executive as a result of a material breach of this Agreement by Company (any of the foregoing, an “Involuntary Termination”), Executive shall be entitled to continue to receive his Base Salary and all benefits, including but not limited to automobile and Executive and family health insurance for the remainder of the Term of this Agreement as if the Agreement had not been terminated.  In addition, Executive shall receive from Company, on the effective date of the involuntary Termination, a lump sum amount equal to two times the Executive’s then current Base Salary plus the full annual bonus then in effect without regard to the performance requirements associated with that bonus.  Further, all stock options for which the Executive would be eligible through the natural term of this Agreement will immediately become fully vested.  In the event Executive or his family is ineligible under the terms of any insurance to continue to be covered, the Company shall provide Executive and Executive’s family with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment equal to the agreed upon value of the continuation of such insurance coverage to which Executive is entitled under this Section

2.6 Parachute Provisions.

2.6.1           Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the occurrence of any one or more of the following events.

2.6.1.1                 Any “person” or “group” (as such terms are used in connection with Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act” )) but excluding the Executive or any employee benefit plan of the Company (a) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors, or (b) acquires by proxy or otherwise fifty percent (50%) or more of the combined voting securities of the Company having the right to vote for the election of directors of the Company, for any merger or consolidation of the Company, or for any other matter; provided, however, that a Change of Control shall not be deemed to have occurred solely by reason of the public ownership of fifty percent (50%) or more of the Common Stock of the Company;

2.6.1.2                 There shall be consummated (a) any consolidation, merger or recapitalization of the Company or any similar transaction involving the Company, whether or not the Company is the continuing or surviving corporation, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company or (c) the adoption of a plan of complete liquidation of the Company (whether or not in connection with the sale of all or substantially all of the Company’s assets) or a series of partial liquidations of the Company that is de jure or de facto part of a plan of complete liquidation of the Company; provided that the divestiture of less than substantially all of the assets of the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a Subsidiary or otherwise, or a transaction solely for the purpose of reincorporating the Company in another jurisdiction, shall not constitute a “Change in Control.”

2.6.2            Rights on Change in Control.

2.6.2.1                 Upon a Change in Control, the Executive shall have the right to purchase a number of common Shares on the Company’s common stock, representing 10% of the total number of shares in the public market, at an exercise price of fifty percent (50%) of the fair market value of the price of the Company’s stock on the effective date of the Change in Control.   In order to exercise this option, the Consultant must pay the full exercise price of the shares being purchased. Payment may be made either cash, or, by delivering shares of common stock already owned by the Consultant that have a fair market value equal to the applicable exercise price.

2.6.2.2                 Upon a Change in Control, Executive shall be retained in the same position he held immediately prior to the Change in Control.  Executive’s Base Salary for the 12 months following the Change in Control shall immediately be increased by $50,000 over his then current Base Salary or increased to $250,000, which ever is greater, and for the period of time from 13 months to 24 months following the Change in Control, be increased by an additional $50,000 or increased to $300,000, whichever is greater.  If Executive’s Employment Agreement would otherwise terminate in less than 24 months following a Change in Control, it shall automatically be extended by the period of time necessary to complete the terms of this Section

2.6.2.3                 If within five years after, or 90 days prior to, a Change in Control of the Company, the Company shall terminate the Executive’s employment other than by reason of the Executive’s death or Disability or for Cause, the provisions of Section 2.5 (Severance Compensation for Termination Without Cause) above shall apply.

2.7           Termination by Executive. The Executive may terminate his employment for Good Reason and receive the payments and benefits specified in Section 6 in the same manner as if the Company had terminated his employment without Cause.  For purposes of this Agreement,  “Good Reason” will exist if any one or more of the following occur: Failure by the Company to honor any of its material obligations under this Agreement, including, without limitation, its obligations under Section 2 (Compensation), Section 4.3 (Indemnification), change in the Executive’s job description or relocation with the Executive’s consent, failure of the Company to reasonably continue the business of the Company as was conducted prior to the Change in Control.

3. Proprietary Rights.

3.1 Confidentiality.  The Executive recognizes and acknowledges that certain confidential business and technical information used by the Executive in connection with his duties hereunder is a valuable and unique asset of the Company.  Executive agrees that he shall at all times maintain the confidentiality of the proprietary information and trade secrets of the Company, and that he shall during the Restricted Period, refrain from disclosing any such information to the disadvantage of the Company.

3.2 Non-Competition.  The Executive covenants and agrees that for so long as he is providing services under this Agreement and for a period of twelve (12) months after this Agreement terminates (such period of time refer to as the “Restricted Period”) the Executive shall not directly or indirectly, own, manage, control, operate, invest in or become principal of, Executive of, director of, or consultant to, any business, entity or venture that is in direct competition with the Company.  For purposes of this section, “in competition with the company” means soliciting a customer for products that directly compete with those of the Company being produced and/or marketed by the Company or products that Executive is aware the Company intends to develop, produce and/or market.

3.2.1          During the Restricted Period the Executive shall not, directly or indirectly:

3.2.1.1                      solicit, in competition with the Company, any person who is a customer of any business conducted by the Company; or

3.2.1.2                      in any manner whatsoever induce, or assist others to induce, any supplier of the Company to terminate its association with the Company or do anything, directly or indirectly, to interfere with the business relationship between the Company, and any of their respective current or prospective suppliers.

3.2.2           During the Restricted Period the Executive shall not, directly or indirectly, solicit or induce any Executive of the Company to terminate his or his employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by the Company.

3.3 Company.  For purposes of this paragraph 3, “Company” shall mean the Company and its subsidiaries and affiliates.

3.4 Remedies.  It is expressly understood and agreed that the services to be rendered hereunder by the Executive are special, unique, and of extraordinary character, and in the event of the breach by the Executive of any of the terms and conditions of this Agreement on his part to be performed hereunder, or in the event of the breach or threatened breach by the Executive of the terms and provisions of this Section 3 of this Agreement, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, any proceedings, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive.

3.5 Notwithstanding anything contained herein to the contrary regarding the Effective Date of this Agreement, Executive shall be bound by the terms and conditions of this paragraph 3, immediately upon the date of execution of this Agreement.

4. Termination.

4.1 Termination.  This Agreement shall terminate upon Executive’s death.  In the event of Executive’s death while in the employ of Company, Company shall pay to such person or persons as the Executive may specifically designate (successively or contingently) by filing a written beneficiary designation with Company during Executive’s lifetime (“Designated Beneficiaries”) 100% of Executive’s Base Salary as in effect immediately prior to Executive’s death, payable to Executive’s Designated Beneficiaries at the beginning of each month for a period of Twelve (12) months following Executive’s death.

4.2 Termination for Cause.  Company shall have the right to terminate this Agreement and Executive’s employment hereunder for cause upon written notice to Executive.  The term “cause” shall mean Executive must have (i) been willful, gross or persistent in Executive’s inattention to Executive’s duties or Executive committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to Executive and he has been given an opportunity to cure the same within thirty (30) days after such notice; or (ii) committed fraud against the Company.  If Executive’s employment is terminated for cause, as defined above, and Executive does not consent to such termination, such termination shall not be considered effective and Executive’s rights under this Agreement during the Term of Employment shall continue until the existence of such cause has been determined by an independent arbitrator appointed by the American Arbitration Association and either party’s rights to petition a court of law for a decision in the matter have been exhausted.  In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Company.

4.3 Indemnification of Executive.  Company shall defend and indemnify Executive at Company’s sole expense to the full extent of Florida law with respect to all claims, causes of action and adversarial proceedings of every nature to which Executive is or may become subjected in his role as an Officer or Director of Company and Executive shall have the right to select his own counsel.  Company’s indemnification duty shall survive the termination or expiration of this Agreement.  In the event that Company elects to change coverage or carriers for its Directors and Officers insurance (“D & O Insurance”), Company shall notify Executive of such change and arrange to purchase, at a minimum, a five-year tail policy for such former insurance policy at the sole expense of Company and deliver evidence of such tail policy to Executive within five (5) days after termination of Company’s existing D & O Insurance.

5. General.

5.1 Applicable Law.  This document shall, in all respects, be governed by the laws of the State of Florida excluding any conflicts of laws provisions.  The Parties acknowledge that substantially all of the negotiations relating to this Agreement were conducted in Florida, and that this Agreement has been executed by both parties in Florida.

5.2 Arbitration:  Any dispute arising out of or relating to this Agreement shall be arbitrated before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association.  Arbitration shall take place only in Miami-Dade County, Florida, and each Party waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding.  The arbitrator shall rule on all matters including without limitation, emergency injunctive relief and attorneys fees.

5.3 Survival.  The Parties agree that the covenants contained in Section 3 hereof shall survive any termination of employment by the Executive and any termination of this Agreement.  In addition, the Parties agree that any compensation or right which shall have accrued to the Executive as of the date of any termination of employment or termination hereof shall survive any such termination and shall be paid when due to the extent accrued on the date of such termination.

5.4 Assignability.  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, personal representatives, successors and assigns.  The obligations of the Executive may not be delegated, however, and the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean, with respect to the Company or any of its subsidiaries, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.  Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.

5.5 Notices.  Any and all notices required or desired to be given hereunder by either Party shall be in writing and shall be validly given or made to the other if delivered either personally, by telex, facsimile transmission, same day delivery Service, overnight expedited delivery service, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested.  If notice is served personally, notice shall be deemed effective upon receipt.  If notice is served by telex or by facsimile transmission, notice shall be deemed effective upon transmission, provided that such notice is confirmed in writing by the sender within one day after transmission.  If notice is served by same day delivery service or overnight expedited delivery service, notice shall be deemed effective three days after it is sent.  In all instances, notice shall be sent to the Parties at the following addresses:

If to the Company:

Thomas M. Rickards, President
Energy Telecom, Inc.
3501-B N. Ponce de Leon Blvd., #393
St. Augustine, FL 32084

With a copy to:

Attention:  Mr. Ronny J. Halperin
Ronny Halperin, P.A.
17961 Biscayne Blvd., Suite B-1
Aventura, FL 33160

If to the Executive:

Thomas Rickards
3501-B N. Ponce de Leon Blvd., #393
St. Augustine, FL 32084

Either Party may change its address for the purpose of receiving notices by a written notice given to the other Party.

5.6 Modifications or Amendments.  No amendment, change or modification of this document shall be valid unless in writing and signed by each of the Parties.

5.7 Waiver.  No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

5.8 Severability.  If any provision of this Agreement as applied to either Party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.  If any court construes any of the provisions to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

5.9 Separate Counterparts.  This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original.  Such counterparts shall, together, constitute and shall be one and the same instrument.

5.10 Headings.  The captions appearing at the commencement of the sections hereof are descriptive only and are for convenience of reference.  Should there be any conflict between any such caption and the section at the head of which it appears, the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

5.11 Specific Performance.  It is agreed that the rights granted to the Parties hereunder are of a special and unique kind and character and that, if there is a breach by either Party of any material provision of this document, the other Party would not have any adequate remedy at law.  It is expressly agreed, therefore, that the rights of the Parties may be enforced by an action for specific performance and other equitable relief.

5.12 Further Assurances.  Each of the Parties shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out their intentions as set forth herein.

5.13 Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

5.14 Neutral Construction.  Neither Party may rely on any drafts of this Agreement in any interpretation of the Agreement.  Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, neither Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

5.15 Attorneys’ Fees.  In the event that either Party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’, fees, and legal assistants’ fees through all appeals.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE ENERGY CORP., a Florida corporation

By: /s/ THOMAS RICKARDS
Thomas Rickards, Director

/s/ THOMAS RICKARDS
Thomas Rickards

SCHEDULE `A’

Salary to the Executive

Year	Salary ($)
2010	36,000
2011	100,000
2012	125,000
2013	175,000
2014	200,000

A - 1